UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 6, 2012

Bohai Pharmaceuticals Group, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-53401	98-0697405
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

c/o Yantai Bohai Pharmaceuticals Group Co. Ltd.

No. 9 Daxin Road, Zhifu District

Yantai, Shandong Province, China 264000

(Address of principal executive offices)

Registrant’s telephone number, including area code: +86(535)-685-7928

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

Item 8.01 Other Events

On January 5, 2010, Bohai Pharmaceuticals Group, Inc. (the “Company”) consummated a $12,000,000 financing (the “Offering”) with certain accredited investors (the “Investors”) whereby the Company issued 6,000,000 units at $2.00 per unit, with each unit consisting of a $2.00 principal amount, two year convertible note (collectively, as amended, the “Notes”) and a three year common stock purchase warrant to purchase one share of the Company’s common stock, par value $0.001 per share, at $2.40 per share. The Notes were due to mature on January 5, 2012, but the maturity date was extended (with the agreement of Euro Pacific Capital, Inc. (“Euro Pacific”), the placement agent for the Offering and representative of the Investors) to October 5, 2012 through three amendments to the Notes undertaken during 2012.

Pursuant to an agreement between the Company and Euro Pacific, on November 30, 2012, the Company repaid a portion of amounts due under the Notes, in the amount of approximately $940,500, as a portion of the principal payment under the Notes.

In addition, and as a result of the Company’s payment of the $940,500 as described above, on December 6, 2012, the Company and Euro Pacific entered into a Fourth Amendment to the Notes (the “Fourth Amendment”) to extend the maturity date thereof from October 5, 2012 to April 5, 2013 (such extra six month period, the “Third Extended Period”); and (ii) maintain the interest rate on the Notes at an annual rate of 12% (or 6% for the Third Extended Period).

The Company is also committed to deposit the quarterly interest payment due April 5, 2013 in an aggregate amount of approximately $254,000 on or before March 20, 2013, into an escrow account designated by Euro Pacific.

A copy of the Fourth Amendment was attached hereto as Exhibits 4.1. The description of the Fourth Amendment is qualified in its entirety by reference to Exhibit 4.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

4.1	Fourth Amendment to the Convertible Notes, dated December 6, 2012, between the Company and Euro Pacific, as investor representative.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 6, 2012	Bohai Pharmaceuticals Group, Inc.

	By:	/s/ Hong Wei Qu
Name: Hong Wei Qu
Title: Chief Executive Officer